UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                             FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number 333-08687-14

 AMRESCO Residential Securities Corporation Mortgage Loan Trust
                             1997-1
     (Exact name of registrant as specified in its charter)


c/o The Bank of New York, 101 Barklay Street, 12E, New York, NY,
                      10286, (909) 605-7600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


_________________________________________________________________
   (Titles of  each class of securities covered by this form)


_________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Section 15(d) of the Securities Exchange Act of 1934

     Rule 12g-4(a)(1)(i)  __                 Rule 12h-3(b)(1)(i)  __
     Rule 12g-4(a)(1)(ii) __                 Rule 12h-3(b)(1)(ii) __
     Rule 12g-4(a)(2)(i)  __                 Rule 12h-3(b)(2)(i)  __
     Rule 12g-4(a)(2)(ii) __                 Rule 12h-3(b)(2)(ii) __
                                             Rule 15d-6            X

     Approximate number of holders of record as of the certification or notice date: See Schedule A attached hereto.

     Pursuant to the requirements of the Securities Exchange Act of 1934 AMRESCO Residential Securities Corporation Mortgage Loan
Trust 1997-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 23, 1998                         By:  \s\ Ron B.
Kirkland
                                        Ron Kirkland
                                        Vice President and
                                        Chief Accounting Officer


                      Schedule A to Form 15

Title of Security                             Number of
                                             holders of Record
                                             as of January 29, 1998

Class A-1 Certificates                                        5
Class A-2 Certificates                                        2
Class A-3 Certificates                                        5
Class A-4 Certificates                                        3
Class A-5 Certificates                                        2
Class A-6 Certificates                                        2
Class A-7 Certificates                                        3
Class A-8 Certificates                                       10
Class A-9 Certificates                                        8